Exhibit 2.1

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into as of December 12, 2021, by and among REDBALL ACQUISITION CORP., a Cayman Islands exempted company, which shall domesticate as a Delaware corporation in accordance with the Business Combination Agreement (as defined below) (such entity, including after its continuation as a Delaware corporation, “Parent”), SHOWSTOP MERGER SUB I INC., a Delaware corporation and a wholly owned subsidiary of Parent (“First Merger Sub”), SHOWSTOP MERGER SUB II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Second Merger Sub” and together with Parent and First Merger Sub, the “Parent Entities”), and SEATGEEK, INC., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS

A.    Parent, First Merger Sub, Second Merger Sub and the Company previously entered into that certain Business Combination Agreement and Plan of Reorganization dated October 13, 2021 (the “Business Combination Agreement”).

B.    On December 10, 2021, the Company’s board of directors approved certain grants of restricted stock units with respect to Company Common Stock in accordance with Section 6.1(b)(x) of the Business Combination Agreement and Schedule 6.1(b)(x)(3) of the Company Disclosure Letter, which grants were subsequently made.

C.     Section 11.11 of the Business Combination Agreement provides that the Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement.

D.    The parties to this Amendment desire to amend the Business Combination Agreement as set forth in this Amendment.

AGREEMENT

The parties to this Amendment, intending to be legally bound, agree as follows:

1.    New Definitions. Section 1.1 of the Business Combination Agreement is hereby amended by adding the following definitions, in alphabetical order:

““Company RSUs” means all outstanding restricted stock units relating to shares of Company Common Stock, whether or not vested, immediately prior to the Closing under the Company Incentive Plans or otherwise.”

““Exchanged RSU” has the meaning specified in Section 3.1(i).”

““Unvested Exchanged RSU” has the meaning specified in Section 3.6(c).”

2.    Revised Definitions.

(a)    The definition of “Company Outstanding Shares” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Company Outstanding Shares” means the aggregate number of shares of Company Common Stock on a fully diluted basis as of immediately prior to the First Effective Time, including, without duplication, (a) the number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the First Effective Time, (ii) issuable upon the Company Preferred Stock Conversion with respect to shares of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time, (iii) issuable upon the exercise of all Company Options issued and outstanding immediately prior to the First Effective Time, calculated using the treasury method of accounting, (iv) issuable upon the exercise of all Company Warrants issued and outstanding immediately prior to the First Effective Time (but excluding the Designated Company Warrants), calculated using the treasury method of accounting, or (v) issuable upon the settlement of all Company RSUs issued and outstanding immediately prior to the First Effective Time, minus (b) the number of shares of Company Capital Stock that are Cancelled Shares.”

(b)    The definition of “Company Securities” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Options, the Company Warrants and the Company RSUs.”

(c)    The definition of “Earnout Pro Rata Portion” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Earnout Pro Rata Portion” means, with respect to, (a) each holder of outstanding shares of Company Common Stock as of immediately prior to the First Effective Time (after giving effect to the Company Preferred Stock Conversion), a fraction expressed as a percentage equal to (i) the number of shares of Parent Common Stock into which such holder’s shares of Company Common Stock are converted into in accordance with Section 3.1(c) divided by (ii) the sum of (x) the total number of shares of Parent Common Stock into which all outstanding shares of Company Common Stock are converted into in accordance with Section 3.1(c), plus (y) the total number of shares of Parent Common Stock issued or issuable upon the exercise of the Exchanged Warrants (but excluding the Designated Company Warrants) and Exchanged Options and upon the settlement of the Exchanged RSUs and issued under Exchanged Restricted Stock Awards, and excluding any shares of Parent Common Stock issued or issuable upon the exercise of Exchanged Options or Exchanged Restricted Stock Awards, or upon settlement of any Exchanged RSUs, in each case that have been forfeited or cancelled in accordance with their respective terms; (b) each holder of outstanding Company Warrants as of immediately prior to the First Effective Time (but excluding the Designated Company Warrants), a fraction expressed as a percentage equal to (i) the number of shares of Parent Common Stock issued or issuable upon the exercise of such holder’s Exchanged Warrants, divided by (ii) the sum of (x) the total number of shares of Parent Common Stock into which all outstanding shares of Company Common Stock are converted into in accordance with Section 3.1(c), plus (y) the total number of shares of Parent Common Stock issued or issuable upon the exercise of the Exchanged Warrants (but excluding the Designated Company Warrants) and Exchanged Options and upon the settlement of the Exchanged RSUs and issued under Exchanged Restricted Stock Awards, and excluding any shares of Parent Common Stock issued or issuable upon the exercise of any Exchanged Options or Exchanged Restricted Stock Awards, or upon settlement of any Exchanged RSUs, in each case that have been forfeited or cancelled in accordance with their respective terms; (c) each holder of outstanding Company Options as of immediately prior to the First Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of Parent Common Stock issued or issuable upon the exercise of such holder’s Exchanged Options, divided by (ii) the sum of (x) the total number of shares of Parent Common Stock into which all outstanding shares of Company Common Stock are converted into in accordance with

Section 3.1(c), plus (y) the total number of shares of Parent Common Stock issued or issuable upon the exercise of the Exchanged Warrants (but excluding the Designated Company Warrants) and Exchanged Options and upon the settlement of the Exchanged RSUs and issued under Exchanged Restricted Stock Awards, and excluding any shares of Parent Common Stock issued or issuable upon the exercise of any Exchanged Options or Exchanged Restricted Stock Awards, or upon settlement of any Exchanged RSUs, in each case that have been forfeited or cancelled in accordance with their respective terms; and (d) each holder of outstanding Company RSUs as of immediately prior to the First Effective Time, a fraction expressed as a percentage equal to (i) the number of shares of Parent Common Stock issued or issuable upon the settlement of such holder’s Exchanged RSUs, divided by (ii) the sum of (x) the total number of shares of Parent Common Stock into which all outstanding shares of Company Common Stock are converted into in accordance with Section 3.1(c), plus (y) the total number of shares of Parent Common Stock issued or issuable upon the exercise of the Exchanged Warrants (but excluding the Designated Company Warrants) and Exchanged Options and upon the settlement of the Exchanged RSUs and issued under Exchanged Restricted Stock Awards, and excluding any shares of Parent Common Stock issued or issuable upon the exercise of any Exchanged Options or Exchanged Restricted Stock Awards, or upon settlement of any Exchanged RSUs, in each case that have been forfeited or cancelled in accordance with their respective terms. In no event shall the aggregate Earnout Pro Rata Portion exceed 100%.”

(d)    The definition of “Earnout RSUs” in Section 1.1 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

““Earnout RSUs” means an award of restricted stock units issued under and pursuant to the Equity Incentive Plan to (a) a Company Optionholder who holds an Unvested Exchanged Option, in lieu of issuing to such Company Optionholder the Earnout Pro Rata Portion of the Earnout Shares with respect to such Unvested Exchange Option in accordance with Section 3.6(c) or (b) a holder of Company RSUs who holds an Unvested Exchanged RSU, such issuance being in lieu of issuing to such holder of Company RSUs the Earnout Pro Rata Portion of the Earnout Shares with respect to such Unvested Exchanged RSU in accordance with Section 3.6(c).”

3.    Section 3.1(i). Section 3.1(i) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(i)    Company RSUs. As of the First Effective Time, each Company RSU that is then outstanding shall be converted into the right to receive (i) a restricted stock unit based on shares of Parent Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company RSU as of immediately prior to the First Effective Time, including with respect to vesting, settlement and termination-related provisions (each, a “Exchanged RSU”). Each Exchanged RSU will relate to a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (x) the number of shares of shares of Company Common Stock subject to such Company RSU as of immediately prior to the First Effective Time, multiplied by (y) the Exchange Ratio, and (ii) the contingent right to receive a number of Earnout Securities following the Closing (without interest and subject to Tax withholding) in accordance with Section 3.6.”

“(j)    Additional Actions. The Company shall take all reasonably necessary actions to effect the treatment of (i) the Company Warrants pursuant to Section 3.1(d) in accordance with the applicable Company Warrants and (ii) the Company Options, the Company Restricted Stock and the Company RSUs pursuant to Section 3.1(e), Section 3.1(f) and Section 3.1(i) and in accordance with the Company Incentive Plans and the applicable award agreements.”

4.    Section 3.3(c). Section 3.3(c) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(c)    No Further Rights in Company Capital Stock. The Per Share Stock Consideration and the Per Share Cash Consideration, as applicable, payable upon conversion of the outstanding shares of

Company Capital Stock (including shares of Company Common Stock resulting from the conversion of the Company Preferred Stock, the exercise of Company Warrants or Company Options and the settlement of Company RSUs) in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock.”

5.    Section 3.3(f). Section 3.3(f) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(f)    No Liability. None of the Exchange Agent, Parent, the Surviving Corporation or the Surviving Entity shall be liable to any holder of shares of Company Capital Stock (including shares of Company Common Stock resulting from the conversion of the Company Preferred Stock and the exchange of the Company Options, the Company Warrants and the Company RSUs) for any such shares of Company Capital Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.3.”

6.    Section 3.3(j). Section 3.3(j) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(j)    Company Closing Schedule. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent and the Exchange Agent a schedule (the “Company Closing Schedule”) that is true, correct and consistent with the Forms of Election received by the Company pursuant to Section 3.2 showing (i) the percentage allocation of the Stock Consideration to each of the holders of Company Securities at the Closing as well as the corresponding number (and class) of shares of Parent Common Stock to be issued to such holders of Company Common Stock in accordance with Section 3.1(c) and the Company Charter, (ii) the Per Share Cash Consideration, if any, to be paid to each of the holders of Company Common Stock in accordance with Section 3.1(c) and the Company Charter and (iii) with respect to each Company Securityholder, the Earnout Pro Rata Portion in respect of such holder’s Company Common Stock and the Earnout Pro Rata Portion in respect of such holder’s Company Options, Company Warrants and Company RSUs. The Company Closing Schedule shall also include (A) the name of each Company Securityholder, (B) the number and type of shares of Company Capital Stock, Company Restricted Stock awards, Company Options, Company Warrants and Company RSUs held by each holder thereof, and (C) the Company’s good faith estimate of (x) each item of Indebtedness, including in each case, the amount and holder of such Indebtedness, of the Company Group Members or their respective Subsidiaries that will be outstanding as of the Closing, (y) the aggregate amount of cash and cash equivalents held by the Company Group Members and their respective Subsidiaries as of the Closing and (z) each expected payee of Company Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses. For the avoidance of doubt, Parent and the Company agree that (1) if no Company Stockholder makes a Cash Election or receives cash pursuant to Section 3.1(c)(i), the aggregate number of shares of Parent Common Stock to be issued in respect of shares of Company Capital Stock and issuable in respect of converted Company Options, Company Warrants and Company RSUs as of the First Effective Time pursuant to the terms of this Agreement shall be 128,160,000 and the Company Closing Schedule shall reflect the same, and (2) in no event shall the cash payable by Parent or any other person in respect of shares of Company Capital Stock pursuant to the terms of this Agreement exceed the Cash Consideration Cap and the Company Closing Schedule shall reflect the same. The Company Closing Schedule shall also include the Primary Cash Amount. Following Parent’s receipt of the Company Closing Schedule and through the Closing Date, (A) the Company shall, one (1) day prior to the Closing Date, provide to Parent any changes to the Company Closing Schedule (including any component thereof) (the “Updated Company Closing Schedule”), and (B) Parent shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by Parent, and the Company and Parent shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Company Closing Schedule (and any updates or revisions as may be agreed to by the Company and Parent shall be included in the Updated Company Closing Schedule, with such Updated Company Closing

Schedule and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). The Company shall, and shall cause its Representatives to, (1) reasonably cooperate with Parent and its Representatives to the extent related to Parent’s review of the Company Closing Schedule and Updated Company Closing Schedule and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (2) provide reasonable access to personnel, books, records and other information during normal business hours and upon reasonable notice to the extent related to the preparation of the Company Closing Schedule and the Updated Company Closing Schedule and reasonably requested by Parent or its Representatives in connection with such review; provided that, Parent shall not, and shall cause its Representatives to not, and the Company shall not be required to take any action that would, unreasonably interfere with the business of the Company Group in connection with any such access.”

7.    Section 3.6(c). Section 3.6(c) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(c)

(i)     Notwithstanding anything in Section 3.3(b) to the contrary, to the extent that any portion of the Earnout Shares that would otherwise be issued to a Company Optionholder hereunder relates to a Company Option exchanged for an Exchanged Option that remains unvested as of the date on which such Earnout is achieved (each such Exchanged Option, an “Unvested Exchanged Option”), then in lieu of issuing the Company Optionholder’s Earnout Pro Rata Portion of the Earnout Shares to such Company Optionholder, Parent shall instead issue, as soon as practicable following the later of (i) the occurrence of such Earnout and (ii) Parent’s filing of a Form S-8 Registration Statement, to each holder of an Unvested Exchanged Option, an award of Earnout RSUs for a number of shares of Parent Common Stock equal to the Earnout Pro Rata Portion of the Earnout Shares issuable with respect to the Unvested Exchanged Option. A holder of an Unvested Exchanged Option shall only be granted Earnout RSUs if such holder remains in continuous service to Parent, the Company Group or one of their respective Subsidiaries as of the date on which the applicable Earnout is achieved and the applicable grant date of the Earnout RSUs. Such Earnout RSUs shall vest in equal amounts (or as close as possible, with any excess shares vesting on the last vesting date) over the remaining vesting schedule of the applicable Unvested Exchanged Option and shall be subject to the same vesting conditions as applied to the applicable Unvested Exchanged Option. All Earnout RSUs to be issued hereunder shall be issued under and pursuant to the terms of the Equity Incentive Plan and shall cover a number of shares in addition to, and will not otherwise reduce or decrease, the share reserve approved for all other awards under Section 7.10 under such Equity Incentive Plan.

(ii)     Notwithstanding anything in Section 3.3(b) to the contrary, to the extent that any portion of the Earnout Shares that would otherwise be issued to a holder of Company RSUs hereunder relates to a Company RSU exchanged for an Exchanged RSU that remains unvested as of the date on which such Earnout is achieved (each such Exchanged RSU, an “Unvested Exchanged RSU”), then in lieu of issuing the Earnout Pro Rata Portion of the Earnout Shares to such holder of Company RSUs, Parent shall instead issue, as soon as practicable following the later of (i) the occurrence of such Earnout and (ii) Parent’s filing of a Form S-8 Registration Statement, to each holder of an Unvested Exchanged RSU, an award of Earnout RSUs for a number of shares of Parent Common Stock equal to the Earnout Pro Rata Portion of the Earnout Shares issuable with respect to the Unvested Exchanged RSU. A holder of an Unvested Exchanged RSU shall only be granted Earnout RSUs if such holder remains in continuous service to Parent, the Company Group or one of their respective Subsidiaries as of the date on which the applicable Earnout is achieved and the applicable grant date of the Earnout RSUs. Such Earnout RSUs shall vest in equal amounts (or as close as possible, with any excess shares vesting on the last vesting date) over the remaining vesting schedule of the applicable Unvested Exchanged RSU and shall be subject to the same vesting conditions as applied to the applicable Unvested Exchanged RSU. All Earnout RSUs to be issued hereunder shall be issued under and pursuant to the terms of the

Equity Incentive Plan and shall cover a number of shares in addition to, and will not otherwise reduce or decrease, the share reserve approved for all other awards under Section 7.10 under such Equity Incentive Plan.”

8.    Section 3.6(e). Section 3.6(e) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(e)    The right of a Company Securityholder to receive the Per Share Earnout Consideration pursuant to this Section 3.6 (or Earnout RSUs, if applicable) shall not be transferrable or assignable to any other person except by will or intestacy upon the death of a Company Stockholder, Company Optionholder or holder of Company RSUs that is a natural person and any shares of Parent Common Stock issuable under this Section 3.6 shall be issued solely in the name of, or for the benefit of, such Company Stockholder, Company Optionholder or holder of Company RSUs or its permitted transferee in accordance with this Section 3.6(e).”

9.    Section 4.6. Section 4.6 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“Section 4.6    Capitalization of the Company.

(a)    As of December 11, 2021, the authorized capital stock of the Company consists of (i) 190,000,000 shares of Company Common Stock (including Company Restricted Stock), of which 32,686,217 shares are outstanding and (ii) 135,622,253 shares of Preferred Stock, of which (A) 7,675,410 shares have been designated Company Series A Preferred Stock, of which 7,675,410 shares are outstanding, (B) 9,148,940 shares have been designated Company Series A-1 Preferred Stock, of which 9,148,940 shares are outstanding, (C) 3,060,560 shares have been designated Company Series A-2 Preferred Stock, of which 3,060,560 shares are outstanding, (D) 27,812,260 shares have been designated Company Series B Preferred Stock, of which 27,812,260 shares are outstanding, (E) 23,822,065 shares have been designated Company Series C Preferred Stock, of which 23,822,065 shares are outstanding, (F) 26,092,812 shares have been designated Company Series D Preferred Stock, of which 20,968,375 shares are outstanding, and (G) 38,010,206 shares have been designated Company Series D-1 Preferred Stock, of which 32,521,937 shares are outstanding. The outstanding shares of capital stock contemplated by the immediately preceding sentence (A) constitute all of the outstanding shares of capital stock of the Company and (B) when combined with Interim Period issuances of shares of Company Common Stock pursuant to Company Options and Company RSUs, will constitute, as of the Closing, all of the outstanding shares of capital stock of the Company. All of the outstanding shares of capital stock or other equity interests of the Company (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) have been offered, sold and issued in compliance, in all material respects, with applicable Law, including federal and state securities Laws, and all requirements set forth in the Company Governing Documents and any other applicable Contracts governing the issuance of such securities, (3) are not subject to, and have not been issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, including federal and state securities Laws, or the Company Governing Documents or any Contract to which any Company Group Member is a party or otherwise is bound and (4) are free and clear of any Liens (other than the restrictions under applicable securities Laws and restrictions existing under the terms of the Governing Documents of the Company).

(b)    As of December 11, 2021, 24,221,931 shares of Company Common Stock are issuable pursuant to outstanding Company Options or Company RSUs and 795,144 shares of Company Restricted Stock are outstanding, in each case granted prior to December 11, 2021. Section 4.6(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of December 11, 2021, of (i) all of the holders of capital stock (including the number of shares owned by such person), warrants (including the number of shares of Company Common Stock underlying such warrants and the exercise price thereof) and equity awards of the Company and (ii) all of the holders of outstanding Company equity awards (including Company Options, Company RSUs and Company Restricted Stock), including, on an award-by-award basis, the type of award, the name of the holder, the number of shares of Company Common Stock underlying the award, including the cumulative number of shares underlying vested awards, the vesting schedule, where applicable, and the exercise price, where applicable.

(c)    Other than as set forth in this Section 4.6 or on Section 4.6 of the Company Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Capital Stock, or other equity interests in the Company, or any other Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iii) (A) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and (B) no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Company’s equity interests to which the Company is a party or by which the Company is bound and (v) no shares of common stock, preferred stock or other equity interests of the Company issued and outstanding.”

10.    Section 6.1(b)(x). Section 6.1(b)(x) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(x) (A) authorize or issue any additional Company Interests or securities exercisable for or convertible into Company Interests or (B) grant any options, warrants or other equity-based awards that relate to the equity of the Company or any of its Subsidiaries, provided, that the consent of Parent shall not be required with respect to (1) the grant of any Company Options or Company Restricted Stock awards to eligible recipients in accordance with the Company Incentive Plans in the ordinary course of business, (2) the issuance of Company Capital Stock upon the exercise of any Company Options or Company Warrants or settlement of any Company RSUs or Company Restricted Stock awards, or the issuance of the Designated Company Warrants pursuant to the applicable warrant subscription agreements, (3) the issuance of shares of Company Common Stock pursuant to the terms of the Company Preferred Stock or any Company Options or Company Warrants, (4) the issue of Company Capital Stock required pursuant to the terms of any Material Contract, (5) issuances of Equity Securities by any other Company Group Member to the Company or any other Company Group Member or (6) the matters set forth on Section 6.1(b)(x) of the Company Disclosure Letter;”

11.    Section 4.6 of the Company Disclosure Letter. Section 4.6 of the Company Disclosure Letter is hereby amended and restated in its entirety as set forth on Exhibit A attached to this Amendment.

12.    No Further Amendment. Except as expressly provided in this Amendment, all of the terms and conditions of the Business Combination Agreement remain unchanged and continue in full force and effect.

13.    No Waiver. Except as specifically set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the parties under the Business Combination Agreement nor shall it constitute a waiver of any provision of the Business Combination Agreement.

14.    Effect of Amendment. This Amendment shall form a part of the Business Combination Agreement for all purposes, and each party to this Amendment and to the Business Combination Agreement shall be bound by this Amendment.

15.    Governing Law. This Amendment, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

16.    Entire Agreement; Counterparts. This Amendment, the Business Combination Agreement (as amended by this Amendment) and the documents and instruments and other agreements specifically referred to in the Business Combination Agreement or delivered pursuant thereto set forth the entire understanding of the parties hereto and thereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by electronic delivery in PDF format of this Amendment with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be executed and delivered as of the date first set forth above.

RedBall Acquisition Corp.

By:	/s/ Gerald J. Cardinale
Name:	Gerald J. Cardinale
Title:	Co-Chairman

Showstop Merger Sub I Inc.

By:	/s/ Gerald J. Cardinale
Name:	Gerald J. Cardinale
Title:	President

Showstop Merger Sub II LLC

By:	RedBall Acquisition Corp., its sole member

By:	/s/ Gerald J. Cardinale
Name:	Gerald J. Cardinale
Title:	Co-Chairman

[Signature Page to First Amendment to BCA]

IN WITNESS WHEREOF, the parties to this Amendment have caused this Amendment to be executed and delivered as of the date first set forth above.

SeatGeek, Inc.

By:	/s/ Jon Groetzinger

Name:	Jon Groetzinger
Title:	Chief Executive Officer

[Signature Page to First Amendment to BCA]